Exhibit 99

[ROADWAY CORPORATION LOGO]

CONTACT:
John M. Hyre
Investor and Public Relations
330-258-6080

ROADWAY CORPORATION ANNOUNCES FIRST QUARTER EPS OF $0.42

AKRON, Ohio – April 15, 2003 – Roadway Corporation (Nasdaq: ROAD), today reported that revenues for the twelve weeks constituting the Company’s first quarter, which ended March 29, 2003, were $754,070,000, up 26% when compared to revenues of $598,967,000 for the same period last year. For the first quarter of 2003, the Company reported income from continuing operations of $7,863,000, or $0.41 per share (diluted), compared to a loss from continuing operations of $1,873,000, or $0.10 per share (diluted), for the first quarter of 2002. For the first quarter of 2003, the Company reported net income of $8,010,000, or $0.42 per share (diluted), compared to net loss of $1,749,000, or $0.09 per share (diluted), for the first quarter of 2002. The first quarter of 2003 included four extra working days compared to the first quarter of 2002.

James D. Staley, President and CEO of Roadway Corporation stated, “We are pleased to report completion of a strong first quarter despite several challenges with the potential to impede our performance. As 2003 began, we faced competitor attempts to take business away during our labor contract negotiations, international unrest, a poor general economy, volatile fuel costs and inclement weather. Overall, Roadway Corporation’s consolidated operating margin improved 2.1 points to 97.3 and its consolidated operating income increased five-fold over the same period a year ago.”

“We successfully concluded contract negotiations early in February and on March 28, a new, five-year national labor agreement was overwhelmingly ratified. The economy remains unpredictable. However, reduced capacity in the LTL industry led to increased business levels and stable pricing at Roadway Express,” Staley said.

“Roadway Express retained business gained after the closure of a major competitor last fall, and considering that the first quarter is traditionally the slowest of the year, we were pleased to see daily tonnage levels up 11.5% when compared to the first quarter of last year. With this significant increase in business levels, Roadway Express’ employees still kept a focus on managing costs, and through improved operational efficiencies increased our profitability. Revenue per ton, net of our fuel surcharge, was up 3.3 % over last year and Roadway Express’ operating margin improved 2.4 points to 97.5,” Staley added.

“Revenue at our next-day, LTL carrier, New Penn Motor Express, increased 7.5% compared to last year. However, daily tonnage levels at New Penn were flat. The stagnant tonnage levels were the result of continuing economic softness, a highly competitive environment in the Northeast and severe winter storms that plagued much of New Penn’s primary service area. The severe winter weather also increased New Penn’s costs for the quarter. New Penn is the key component of our next-day strategy,” Staley stated.

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Roadway Corporation First Quarter 2003	Page 2

     “Looking forward, our assumptions do not include economic growth for the rest of the year. However, when it does begin, our companies have the available capacity and are well positioned to leverage the benefits of an economic recovery. Our outlook for the second quarter and full-year 2003 anticipates strong top-line growth will continue. The rate of revenue growth in the second quarter is expected to be between 16% and 19%. Our operating margins should continue to improve and are expected to be between 3.7% and 4.2% for the quarter. The second quarter’s earnings-per-share should be in the range of $0.65 to $0.79. For the year, revenue growth is forecast to be between 10.5% and 13.0%, with operating margins in the range of 3.9% to 4.3% and earnings-per-share of between $3.10 and $3.60,” Staley concluded.

     As a result of the sale of Arnold Transportation Services (ATS) on January 23, 2003, ATS has been accounted for as a discontinued operation for all periods presented. Assets and liabilities of ATS are included in the current section of the Condensed Consolidated Balance Sheet at December 31, 2002.

Condensed Statements of Consolidated Income
Roadway Corporation and Subsidiaries

	Twelve Weeks Ended
	(First Quarter)
	March 29, 2003	March 23, 2002

	(in thousands, except per share data)
Revenue	$754,070	$598,967

Operating expenses:

Salaries, wages and benefits	475,435	399,164

Operating supplies and expenses	130,412	99,209

Purchased transportation	74,784	51,509

Operating taxes and licenses	19,866	15,564

Insurance and claims	15,112	11,431

Provision for depreciation	17,299	18,088

Net loss on sale of operating property	811	295

Total operating expenses	733,719	595,260

Operating income from continuing operations	20,351	3,707

Other (expense), net	(6,794)	(6,824)

Income (loss) from continuing operations before income taxes	13,557	(3,117)

Provision (benefit) for income taxes	5,694	(1,244)

Income (loss) from continuing operations	7,863	(1,873)

Income from discontinued operations	147	124

Net income (loss)	$8,010	$(1,749)

Earnings (loss) per share – basic:

Continuing operations	$0.42	$(0.10)

Discontinued operations	0.01	0.01

Total earnings (loss) per share – basic	$0.43	$(0.09)

Earnings (loss) per share – diluted:

Continuing operations	$0.41	$(0.10)

Discontinued operations	0.01	0.01

Total earnings (loss) per share – diluted	$0.42	$(0.09)

Average shares outstanding – basic	18,655	18,555

Average shares outstanding – diluted	19,086	18,555

Operating ratio	97.3%	99.4%

Profit margin	1.1%	(0.3)%

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Roadway Corporation First Quarter 2003	Page 3

Condensed Consolidated Balance Sheets
Roadway Corporation and Subsidiaries

	March 29, 2003	December 31, 2002

	(in thousands)
Assets

Current assets:

Cash and cash equivalents	$117,151	$106,929

Other current assets	272,628	356,143

Total current assets	389,779	463,072

Net carrier operating property	504,240	509,183

Goodwill, net	284,598	283,910

Deferred income taxes	42,908	39,941

Other assets	47,249	39,767

Total assets	$1,268,774	$1,335,873

Liabilities and shareholders’ equity

Current liabilities:

Accounts payable	$187,457	$193,501

Other current liabilities	187,423	267,389

Total current liabilities	374,880	460,890

Long-term liabilities	218,427	213,601

Long-term debt	273,513	273,513

Shareholders’ equity	401,954	387,869

Total liabilities and equity	$1,268,774	$1,335,873

Condensed Statements of Consolidated Cash Flows
Roadway Corporation and Subsidiaries

	Twelve Weeks Ended
	(First Quarter)
	March 29, 2003	March 23, 2002

	(in thousands)
Cash flows from operating activities:

Income (loss) from continuing operations	$7,863	$(1,873)

Adjustments	(3,579)	(34,223)

Net cash provided by (used in) continuing operating activities	4,284	(36,096)

Net cash (used) by investing activities	34,197	(9,662)

Net cash (used) by financing activities	(25,910)	(933)

Effect of exchange rate changes on cash	51	(11)

Net increase (decrease) in cash and cash equivalents from continuing operations	12,622	(46,702)

Net (decrease) in cash and cash equivalents from discontinued operations	(2,400)	(4,339)

Cash and cash equivalents at beginning of period	106,929	110,433

Cash and cash equivalents at end of period	$117,151	$59,392

-more-

Roadway Corporation First Quarter 2003	Page 4

	Reportable Segments and Related Operating Data
	Twelve Weeks Ended March 29, 2003
# of working days – 62	(First Quarter 2003)
(Dollars in thousands)	Roadway Express	New Penn	Segment Total

Revenue	$705,244	$48,826	$754,070

Salaries, wages & benefits	439,438	33,443	472,881

Operating supplies	125,826	7,667	133,493

Purchased transportation	74,242	542	74,784

Other operating expense	48,000	4,561	52,561

Operating expense	687,506	46,213	733,719

Operating income	$17,738	$2,613	$20,351

Operating ratio	97.5%	94.6%	97.3%

LTL tons	1,458,227	185,678

Truckload tons	290,526	28,888

Total tons	1,748,753	214,566

LTL shipments	3,100,366	421,736

Truckload shipments	36,304	3,552

Total shipments	3,136,670	425,288

Revenue per LTL ton	$449.95	$246.18

Revenue per truckload ton	$169.07	$107.90

Revenue per ton	$403.28	$227.56

Expense per ton	$393.14	$215.38

	Twelve Weeks Ended March 23, 2002
# of working days – 58	(First Quarter 2002)
(Dollars in thousands)	Roadway Express	New Penn	Segment Total

Revenue	$553,558	$45,409	$598,967

Salaries, wages & benefits	366,336	30,709	397,045

Operating supplies	95,499	6,114	101,613

Purchased transportation	51,126	383	51,509

Other operating expense	40,190	4,892	45,082

Operating expense	553,151	42,098	595,249

Operating income	$407	$3,311	$3,718

Operating ratio	99.9%	92.7%	99.4%

LTL tons	1,205,865	177,264

Truckload tons	261,511	23,913

Total tons	1,467,376	201,177

LTL shipments	2,570,689	395,154

Truckload shipments	32,102	3,024

Total shipments	2,602,791	398,178

Revenue per LTL ton	$425.91	$241.77

Revenue per truckload ton	$152.83	$106.73

Revenue per ton	$377.24	$225.72

Expense per ton	$376.97	$209.26

-more-

Roadway Corporation First Quarter 2003	Page 5

Roadway Corporation operates with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

A conference call discussing this quarter’s performance with securities analysts will be simulcast live on the Company’s Web site at www.roadwaycorp.com beginning at 11:00 a.m. (Eastern time) on Tuesday, April 15, 2003. The call will remain available for the next three weeks.

Note: This release contains, and other statements that we may make may contain, forward looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for revenue, earnings or other future financial or business performance, strategies, expectations and goals. All statements that are not historical statements of fact are “forward-looking statements” and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all comments relating to our beliefs and expectations as to future events and trends affecting our business, results of operations and financial condition. We intend for the words “believes,” “anticipates,” “expects,” “intends,” “plans,” “continues,” “projects,” and similar expressions to identify forward-looking statements. The risks and uncertainties include, among others, variable factors such as capacity and rate levels in the motor freight industry; fuel prices; the impact of competition; the state of the national economy; the success of our operating plans, including our ability to manage growth and control costs; labor relations matters; and, uncertainties concerning the impact terrorist activities may have on the economy and the motor freight industry. We have based these forward-looking statements on management’s analysis about future events only as of the date of this press release. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this press release. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries. In addition to the disclosure contained in this document, you should carefully review the risks and uncertainties contained in other documents Roadway Corporation files from time to time with the Securities and Exchange Commission. Those documents are accessible on the SEC’s website at www.sec.gov and through our website at www.roadwaycorp.com.

Included in the Dow Jones Transportation Average, Roadway Corporation (NASDAQ: ROAD), is a holding company dedicated to leveraging opportunities to expand the transportation-related service offerings available to customers through the Roadway portfolio of strategically linked transportation companies. Roadway Corporation’s principal subsidiaries include Roadway Express and Roadway Next Day Corporation. Roadway Express is a leading ISO 9001 and C-TPAT/PIP and FAST certified transporter of industrial, commercial and retail goods in the two- to five-day regional and long-haul markets. Roadway Express provides seamless service throughout all 50 states, Canada, Mexico and Puerto Rico including export/import services for more than 100 countries worldwide. Roadway Express owns Reimer Express Lines in Canada and Mexican-based Roadway Express, S.A. de C.V. Roadway Next Day Corporation is a holding company focused on business opportunities in the shorter-haul regional and next-day markets. Roadway Next Day Corporation owns New Penn Motor Express, a next-day, ground less-than-truckload carrier of general commodities serving twelve states in the Northeastern United States, Quebec, Canada and Puerto Rico, with links to the Midwest and Southeast United States and Ontario, Canada. For additional information, contact Roadway Corporation at www.roadwaycorp.com.

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